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As filed with the Securities and Exchange Commission on July 18, 2005

Registration Statement No. 333-124718

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Genco Shipping & Trading Limited 35 West 56th Street New York, New York 10019 (646) 443-8550 (Address and telephone number of Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)
Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)		Ted W. Paris, Esq. Baker Botts L.L.P. 3000 One Shell Plaza 910 Louisiana Houston, Texas 77002 (713) 229-1234 (telephone number) (713) 229-1522 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the registration statement of Genco Shipping & Trading Limited ("Amendment No. 3") does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 3 does not include a copy of our preliminary prospectus. This Amendment No. 3 is being filed solely for the purpose of submitting Exhibit No. 4.1 "Form of Share Certificate", Exhibit No. 4.2, "Shareholders Rights Agreement", Exhibit No. 10.1, "Registration Rights Agreement", Exhibit No. 10.2, "2005 Equity Incentive Plan", Exhibit No. 23.4, "Consent of Nathaniel A. Kramer", Exhibit No. 23.5, "Consent of Stephen A. Kaplan", Exhibit No. 23.6, "Consent of Mark F. Polzin" and Exhibit No. 23.8, "Consent of Basil G. Mavroleon".

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee	$41,195
Printing Expenses	250,000
Legal Fees and Expenses	750,000
Accountants' Fees and Expenses	550,000
Nasdaq Entry Fee	120,000
National Association of Securities Dealers, Inc. Filing Fee	35,500
Blue Sky Fees and Expenses	5,000
Transfer Agent's Fees and Expenses	10,000

Other Fees and Expenses	238,305

Total	$2,000,000

Item 14.    Indemnification of Directors and Officers.

        The amended and restated bylaws of the Registrant will provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant to the extent provided by Section 60 including as follows:

        (1) all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

        (2) all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Business Corporations Act of the Marshall Islands provides as follows:

        Indemnification of directors and officers.

        (1) Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

        (2)    Actions by or in right of the corporation,    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        (3)    When director or officer successful,    To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (4)    Payment of expenses in advance,    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

        (5)    Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (6)    Insurance,    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity. whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 15.    Recent Sales of Unregistered Securities.

        On November 15, 2004, we issued 500 shares of our common stock to our sole shareholder, Fleet Acquisition LLC, for aggregate consideration consisting of $5,000, in connection with our initial capitalization. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act as a private placement to an accredited investor, as such term is defined in Rule 501(a) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Description
1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Share Certificate of the Company
4.2	Shareholders' Rights Agreement
5	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the common stock**
8	Opinion of Seward & Kissel LLP, United States Counsel to the Company, with respect to certain tax matters**
10.1	Registration Rights Agreement
10.2	2005 Equity Incentive Plan
10.3	Credit Agreement among Fleet Acquisition LLC, Genco Shipping & Trading Limited, Various Lenders, Nordea Bank Finland plc, New York Branch and Citigroup Global Markets Limited dated December 3, 2004**
10.4	Credit Agreement dated , 2005, between the Company and *
10.5	Employment Agreement between the Company and Robert Gerald Buchanan*
10.6	Employment Agreement between the Company and John C. Wobensmith*
10.7	Time Charter Party Between BHP Billiton Marketing AG and Genco Knight Limited**
10.8	Time Charter Party Between BHP Billiton Marketing AG and Genco Vigour Limited**
10.9	Time Charter Party Between Lauritzen Bulkers A/S and Genco Explorer Limited**
10.10	Time Charter Party Between Lauritzen Bulkers A/S and Genco Pioneer Limited**
10.11	Time Charter Party Between Lauritzen Bulkers A/S and Genco Progress Limited**
10.12	Time Charter Party Between Lauritzen Bulkers A/S and Genco Reliance Limited**
10.13	Time Charter Party Between Lauritzen Bulkers A/S and Genco Sugar Limited**
10.14	Letter of Commitment dated July 5, 2005 between Genco Shipping & Trading Limited and Nordea Bank Finland plc, New York Branch, DnB NOR Bank ASA, New York Branch and Citigroup Global Markets Limited**
21	Subsidiaries of the Company**
23.1	Consents of Seward & Kissel LLP (included in Exhibit 8)
23.2	Consent of Deloitte & Touche LLP**
23.3	Consent of Drewry Shipping Consultants Limited**
23.4	Consent of Nathaniel A. Kramer
23.5	Consent of Stephen A. Kaplan

23.6	Consent of Mark F. Polzin
23.7	Consent of Rear Admiral Robert C. North, USCG (ret.)*
23.8	Consent of Basil G. Mavroleon

  *
  To be filed by amendment.

  **
  Previously filed.

Item 17. Undertakings.

        Reg. S-K, Item 512(f) Undertaking:    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        Reg. S-K, Item 512(I) Undertaking: The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant to has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 18, 2005.

GENCO SHIPPING & TRADING LIMITED
By:	/s/ ROBERT GERALD BUCHANAN Name: Robert Gerald Buchanan Title: President

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Gerald Buchanan, John C. Wobensmith, Gary J. Wolfe, and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons on July 18, 2005 in the capacities indicated.

Signature	Title

/s/ PETER C. GEORGIOPOULOS Peter C. Georgiopoulos	Chairman of the Board
/s/ ROBERT GERALD BUCHANAN Robert Gerald Buchanan	President (Principal Executive Officer)
/s/ JOHN C. WOBENSMITH John C. Wobensmith	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description
1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Share Certificate of the Company
4.2	Form of Shareholders' Rights Agreement
5	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the common stock**
8	Opinion of Seward & Kissel LLP, United States Counsel to the Company, with respect to certain tax matters**
10.1	Form of Registration Rights Agreement
10.2	Form of 2005 Equity Incentive Plan
10.3	Credit Agreement among Fleet Acquisition LLC, Genco Shipping & Trading Limited, Various Lenders, Nordea Bank Finland plc, New York Branch and Citigroup Global Markets Limited dated December 3, 2004**
10.4	Credit Agreement dated , 2005, between the Company and *
10.5	Employment Agreement between the Company and Robert Gerald Buchanan*
10.6	Employment Agreement between the Company and John C. Wobensmith*
10.7	Time Charter Party Between BHP Billiton Marketing AG and Genco Knight Limited
10.8	Time Charter Party Between BHP Billiton Marketing AG and Genco Vigour Limited
10.9	Time Charter Party Between Lauritzen Bulkers A/S and Genco Explorer Limited
10.10	Time Charter Party Between Lauritzen Bulkers A/S and Genco Pioneer Limited
10.11	Time Charter Party Between Lauritzen Bulkers A/S and Genco Progress Limited
10.12	Time Charter Party Between Lauritzen Bulkers A/S and Genco Reliance Limited
10.13	Time Charter Party Between Lauritzen Bulkers A/S and Genco Sugar Limited
10.14	Letter of Commitment dated July 5, 2005 between Genco Shipping & Trading Limited and Nordea Bank Finland plc, New York Branch, DnB NOR Bank ASA, New York Branch and Citigroup Global Markets Limited
21	Subsidiaries of the Company**
23.1	Consents of Seward & Kissel LLP (included in Exhibit 8)
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Drewry Shipping Consultants Limited
23.4	Consent of Nathaniel A. Kramer
23.5	Consent of Stephen A. Kaplan

23.6	Consent of Mark F. Polzin
23.7	Consent of Rear Admiral Robert C. North, USCG (ret.)*
23.8	Consent of Basil G. Mavroleon

*
To be filed by amendment.

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
SIGNATURES
INDEX TO EXHIBITS